 CODE OF CONDUCT AND ETHICS

FOR THE DIRECTORS, OFFICERS AND EMPLOYEES OF

MASSROOTS, INC.

1. Purpose.

The Board of Directors (the “Board”) of MassRoots, Inc., a Delaware corporation (the “Company”) has approved the following Code of Conduct and Ethics (the “Code”) to apply to all the directors, officers and employees of the Company (the “Officeholders”). The Code is intended to promote ethical conduct and compliance with laws and regulations, to provide guidance with respect to the handling of ethical issues, to implement mechanisms to report unethical conduct, to foster a culture of honesty and accountability, to deter wrongdoing and to ensure fair and accurate financial reporting.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. Officeholders are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Company’s Chief Executive Officer, who may consult with the Company’s outside legal counsel as appropriate.

2. Introduction.

The Officeholders are expected to adhere to a high standard of ethical conduct. The reputation and good standing of the Company depend on how the Company’s business is conducted and how the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. In addition to each of the directives set forth below, the Officeholders shall be guided by the following principles in carrying out their duties and responsibilities on behalf of the Company:

Loyalty, Honesty and Integrity. Officeholders must not be, or appear to be, subject to influences, interests or relationships that conflict with the best interests of the Company.

Observance of Ethical Standards. When carrying out their duties and responsibilities on behalf of the Company, Officeholders must adhere to the high ethical standards described in this Code.

Accountability. Officeholders are responsible for their own adherence and the adherence of the other directors, officers and employees to whom this Code applies. Officeholders are encouraged to familiarize themselves with each provision of this Code and those set forth in the Company’s policies which will be, or have been, published to the Officeholders from time to time.

3. Integrity of Records and Financial Reporting.

The Chief Executive Officer and the Chief Financial Officer and, if applicable, Principal Accounting Officer, and Controller of the Company (the Chief Financial Officer and Principal Accounting Officer and Controller are hereinafter referred to as the “Senior Financial Officers”) are responsible for the accurate and reliable preparation and maintenance of the Company’s financial records. Accurate and reliable preparation of financial records is of critical importance to proper management decisions and the fulfillment of the Company’s financial, legal and reporting obligations. As a public company, the Company files annual and periodic reports and makes other filings with the Securities and Exchange Commission (the “SEC”). It is critical that these reports be timely and accurate. The Company expects those officers who have a role in the preparation and/or review of information included in the Company’s SEC filings to report such information accurately and honestly. Reports and documents the Company files with or submits to the SEC, as well as other public communications made by the Company, should contain full, fair, accurate, timely and understandable disclosure.

The Chief Executive Officer and Senior Financial Officers are responsible for establishing, and together with the members of the Board or the members of the Audit Committee (if applicable), as the case may be, overseeing adequate disclosure controls and procedures and internal controls over financial reporting, including procedures which are designed to enable the Company to: (a) accurately document and account for transactions on the books and records of the Company and its subsidiaries; and (b) maintain reports, vouchers, bills, invoices, payroll and service records, performance records and other essential data with care and honesty.

4. Conflicts of Interest.

Officeholders must not participate in any activity that could conflict with their duties and responsibilities to the Company. A “conflict of interest” arises when one’s personal interests or activities appear to or may influence that person’s ability to act in the best interests of the Company. Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be disclosed to the Company’s in-house counsel. In addition, because conflicts of interest are not always obvious, Officeholders are encouraged to bring questions about particular situations to the attention of the Company’s Chief Executive Officer.

This Code does not describe all possible conflicts of interest that could develop.

Some of the more common conflicts from which Officeholders must refrain are set forth below:

Family members. Officeholders may encounter a conflict of interest when doing business with or competing with organizations in which they have an ownership interest or their family member has an ownership or employment interest. “Family members” include a spouse, parents, children, siblings and in-laws. Officeholders must not conduct business on behalf of the Company with family members or an organization with which their family member is associated, unless such business relationship has been disclosed and authorized by the chairperson of the Audit Committee.

Improper conduct and activities. Officeholders may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

Compensation from non-Company sources. Officeholders may not accept compensation in any form for services performed for the Company from any source other than the Company or its consolidated subsidiaries.

Gifts. Officeholders and members of their immediate family may not accept gifts from persons or entities if such gifts are being made in order to influence them in their capacity as a directors, officers or employees of the Company, or if acceptance of such gifts could create the appearance of a conflict of interest.

Personal use of Company assets. Officeholders may not use Company assets, labor or information for personal use, other than incidental personal use, unless the Chief Executive Officer approves or as part of a compensation or expense reimbursement program.

5. Corporate Opportunities.

Officeholders are prohibited from: (a) taking opportunities related to the Company’s business for their own personal benefit; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company for business opportunities; provided, however, if the Company’s disinterested directors determine the Company will not pursue such opportunity, after disclosure of all material facts by the individual seeking to pursue the opportunity, the individual may do so.

6. Confidentiality.

Officeholders must maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company, its business, customers or suppliers, from whatever source, except when disclosure is authorized or legally mandated. For purposes of this Code, “confidential information” includes all non-public information relating to the Company, its business, customers or suppliers.

7. Compliance with Laws, Rules and Regulations.

It is the policy of the Company to comply with all applicable laws, rules and regulations, and the Company expects the Officeholders to carry out their responsibilities on behalf of the Company in accordance with such laws, rules and regulations and to refrain from illegal conduct. Transactions in Company securities are governed by the Company’s Insider Trading Policy.

8. Encouraging the Reporting of any Illegal or Unethical Behavior.

The Company is committed to operating according to the highest standards of business conduct and ethics and to maintaining a culture of ethical compliance. The Company's directors and officers should promote an environment in which the Company: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules and regulations to appropriate personnel; and (c) informs employees that the Company will not allow retaliation for reports made in good faith.

Without prejudice to the generality of the above, procedures for the Officeholders of the Company and its subsidiaries to submit (whether openly, confidentially, or anonymously) their concerns about questionable accounting or auditing matters and violations of legal or regulatory requirements, and for the Audit Committee to receive and respond to such concerns, are governed, if applicable, by the Company’s policies then in effect concerning whistleblowers and prohibitions against retaliation.

9. Fair Dealing.

The Officeholders should deal fairly with the Company’s customers, suppliers and competitors. It is the policy of the Company to prohibit any person from taking unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

10. Waivers.

It is the Company’s policy that waivers of this Code will not be granted except in exigent circumstances. Any waivers of this Code may only be granted by a majority of the Board after disclosure of all material facts by the individual seeking the waiver. Any waiver of this Code will be promptly disclosed as required by law or the applicable rules of the stock exchange or quotation system on which the Corporation's shares may be listed from time to time.

11. Certification.

Each director, officer or employee is required to execute a Certificate of Compliance with respect to this Code on an annual basis, or at such other frequency as determined by Company management. Upon completion, the signed Certificate of Compliance will be retained in the employee’s employment file.

12. Conclusion.

Officeholders should communicate any suspected violations of this Code, or any unethical behavior encompassed by this Code, promptly to the Chief Executive Officer. Violations will be taken seriously and investigated by the Board, as the case may be, or by a person or persons designated by the Board, and appropriate disciplinary action will be taken in the event of any violations of the Code.

If there are any questions involving application of this Code, guidance should be sought from the Company’s outside counsel.

It shall also be the policy of the Company that the directors and officers of the Company acknowledge receipt of and certify their willingness to adhere to the foregoing annually and file a copy of such certification with the Board.

13. Effective Date.

This Code of Conduct and Ethics is effective as of October 1, 2014

Certificate of Compliance

WITH THE CODE OF CONDUCT AND ETHICS OF

MASSROOTS, inc.

I hereby certify that:

1.	I have read the Code of Conduct and Ethics for the Directors, Officers and Employees (the “Code”) of MassRoots, Inc. (the “Company”) at least once during the past 12 months and understand my responsibility to comply with the principles and policies contained in the Code. I recognize that my failure to comply with such principles and policies will be cause for severe disciplinary action or termination of my employment. I also recognize that this Code is not a comprehensive description of Company policies and that I may be subject to disciplinary action and termination of my employment for actions not detailed in this Code.

2.	Except as stated at paragraph 3, immediately below:

(a)	I and, to the best of my knowledge, members of my immediate family, do not have any interest which might be deemed to be a conflict of interest under the Code

(b)	To my knowledge, I have not violated any federal, state, local or foreign law in connection with the Company’s business; and

(c)	I am not aware of any Company activities which violate the Code.

3.	Exceptions to the above are noted below or separately attached:

I hereby certify that the above statements are, to the best of my knowledge and belief, true and accurate. I also certify my understanding that nothing in the Code is intended to create an express or implied contract of employment or a guarantee of continued employment, and that adherence to the Code or any other policy or procedure of the Company does not modify any employment-at-will relationship that may exist between the Company and myself.

Signature:

Print Name:

Title:

Date:

Please print your name and title under your signature and

return this certificate to the Company.